SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549





                                   FORM 8-K



                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                      Securities and Exchange Commission



               Date of Report (Date of earliest event reported)
                               December 18, 1997


                              HOWELL CORPORATION
            (Exact name of registrant as specified in its charter)



        DELAWARE                    1-8704                   74-1223027
     (State or other             (Commission                 (IRS Employer
     jurisdiction of             File Number)                Identification No.)
     incorporation)


      1111 Fannin, Suite 1500, Houston, Texas                    77002
            (Address of principal office)                      (Zip Code)



      Registrant's telephone number, including area code: (713) 658-4000

Item 2.     Acquisition or Disposition of Assets.

      On December 18, 1997, Howell Petroleum Corporation (the "Buyer"), a wholly owned subsidiary of Howell Corporation (the "Company"), completed the acquisition of a group of producing oil and natural gas properties located in Wyoming, Montana, Colorado and North Dakota from Amoco Production Company ("Amoco") for approximately $115.4 million in cash (the "Acquisition"). The effective date of the Acquisition was December 1, 1997.

      The properties acquired in the Acquisition consist of interests in 2,324 gross oil and natural gas wells covering approximately 26,000 gross acres. The Company estimates that total net proved reserves attributable to the acquired interests as of December 1, 1997 were approximately 34.2 million barrels of oil and natural gas liquids and 25.9 billion cubic feet of natural gas, or a total of approximately 38.5 million barrels of oil equivalent. As of December 1, 1997, daily net production from the acquired properties was approximately 7,650 barrels of oil and natural gas liquids and 4 million cubic feet of natural gas.

      The Acquisition was consummated pursuant to the terms of a Purchase and Sale Agreement dated November 20, 1997 (the "Purchase Agreement") between Amoco and the Buyer. Under the terms of the Purchase Agreement, the purchase price is subject to certain customary post-closing adjustments. The Purchase Agreement also provides for adjustment of the purchase price for material title defects raised by the Buyer within 90 days after closing and for environmental or physical conditions that are in violation of law raised by the Buyer within 270 days after closing if the cost to cure the defect or condition exceeds $75,000 and the cost to cure all title defects or all environmental or physical conditions exceeds three percent of the purchase price in the aggregate.

      Under the terms of the Purchase Agreement, Amoco will indemnify the Buyer for non-environmental third party claims relating to the period of time prior to closing that are identified within eighteen months after closing if the claims exceed three percent of the purchase price in the aggregate. Amoco also will indemnify the Buyer for environmental third party claims relating to the period of time prior to closing that are identified within twelve months after closing if the claims exceed three percent of the purchase price in the aggregate but in no event to exceed 50% of the purchase price. The Buyer is obligated to indemnify Amoco for all third party claims other than those for which Amoco is obligated to indemnify the Buyer regardless of whether the claims relate to periods of time prior to or after the closing. The obligations of the Buyer under the Purchase Agreement are guaranteed by the Company.

      Under the terms of the Purchase Agreement, Amoco has a call on certain oil production from the properties acquired in the Acquisition. Beginning March 1, 1998, for a fifteen year period Amoco has a call, if exercised, on 4,000 barrels per day of sweet crude oil production net to the Company's interest from the acquired Salt Creek field at a price per barrel equal to the average of three postings chosen by the Buyer from an approved group plus $1.50; provided however, the maximum price paid shall not exceed Platt's Wyoming Sweet Monthly Average and the minimum price paid shall not be less than Platt's Wyoming Sweet Monthly Average minus $1.00. Beginning March 1, 1998, for a seven year period Amoco has a call on 2,000 barrels per day of sour crude oil production net to the Company's interest from the acquired Elk Basin field and all of the sour crude oil production from the acquired Grass Creek and Pitchfork fields at a price per barrel equal to the average of three postings chosen by the Buyer from an approved group plus $0.25; provided, however, the maximum price paid shall not exceed Platt's Wyoming Sweet Monthly Average minus $2.75 and the minimum price paid shall not be less than Platt's Wyoming Sweet Monthly Average minus $4.75. All crude oil pricing is subject to gravity adjustment.

      In the Purchase Agreement, the Company also agreed to purchase Amoco's oil and natural gas properties in the Beaver Creek unit in the Wind River Basin of Wyoming (the "Beaver Creek Unit") for approximately $187 million. Completion of the acquisition of the Beaver Creek Unit is subject to the satisfactory resolution of litigation relating to an alleged preferential purchase right, and the Company is unable to predict at this time whether or when its purchase of the Beaver Creek Unit will occur.

      The Company financed the Acquisition with funds drawn under a new credit facility with Bank of Montreal (the "Credit Facility"), which replaced the Company's prior facility. The Company expects to recapitalize a portion of this debt in 1998.

      The Credit Facility comprises two tranches. Tranche A is a five-year revolving credit facility with a maximum credit amount, subject to semi-annual borrowing base redeterminations based on the Company's oil and natural gas properties, of $130 million. The Company is required to pay commitment fees on the unused portion of Tranche A at a rate of .25% per annum, if 50% or less of the borrowing base is unused, or .30% per annum, if more than 50% of the borrowing base is unused. Available credit under Tranche A may also be used for letters of credit on the Company's behalf. Tranche B is a one-year term loan facility providing for one $20 million advance to finance the Acquisition.

      Outstanding amounts under the Credit Facility bear interest, at the Company's option, at either (i) the higher of the federal funds rate plus .5% or Bank of Montreal's prime rate, plus, in either case, the applicable margin (the "Applicable Margin") provided for in the credit agreement relating to the Credit Facility (the "Credit Agreement") or (ii) LIBOR plus the Applicable Margin.

      The Credit Facility is unsecured. The Credit Agreement contains customary affirmative and negative covenants, including limitations on the ability of the Company to incur additional debt, sell assets, merge or consolidate with other persons or pay dividends on its capital stock in excess of historical levels and a prohibition on change of control or management, as well as a covenant to raise at least $50 million in equity or subordinated debt by December 15, 1998. In addition, the Credit Agreement requires the Company to maintain a ratio of current assets plus Tranche A borrowing capacity to current liabilities of at least 1.0 to 1.0 and an interest coverage ratio of not less than 2.0 to 1.0 until the end of 1998 and
2.5 to 1.0 thereafter.

      The Credit Facility also provides the Company with additional borrowing capacity solely for the purpose of financing the acquisition of the Beaver Creek Unit if such acquisition is consummated. If the acquisition of the
Beaver Creek Unit occurs on or before December 16, 1998, the additional capacity comprises $85 million under Tranche A of the Credit Facility and $85 million under Tranche B (subject to certain reductions based upon previously raised subordinated capital). Funding of the additional borrowing capacity is subject to the satisfaction of certain customary conditions, including that no Material Adverse Effect shall have occurred. The Credit Agreement also contains certain additional provisions that will apply only if the acquisition of the Beaver Creek Unit occurs. These provisions include a change in the convenant described above so that the Company must raise in total at least $175 million in equity or subordinated long-term debt, including at least $75 million of equity, by December 15, 1998. In addition, if this minimum capital is not raised within six months after the consummation of the acquisition of the Beaver Creek Unit, the Credit Facility will become secured by the Company's oil and natural gas properties.

Item 7.     Financial Statements and Exhibits.

      (a)   Financial statements of businesses acquired.

            Pursuant to item 7(a)(4), the financial statements required by this item are not included in this Form 8-K and will be filed by amendment within 60 days of the date that this Form 8-K is required to be filed.

      (b)   Pro forma financial information.

            Pursuant to item 7(a)(4) and 7(b)(2), the pro forma financial statements required by this item are not included in this Form 8-K and will be filed by amendment within 60 days of the date that this Form 8-K is required to be filed.

      (c)   Exhibits.

            2 Purchase and Sale Agreement dated November 20, 1997 between Howell Petroleum Corporation and Amoco Production Company

            99.1 Credit Agreement dated December 17, 1997 between Howell Petroleum Corporation and Bank of Montreal

            99.2 Guaranty Agreement dated December 17, 1997 between Howell Corporation and Bank of Montreal

                                  SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          HOWELL CORPORATION


Date: January 2, 1998                     By:      /s/ ROBERT T. MOFFETT
                                                Robert T. Moffett
                                                Vice President